Exhibit 10.2

Amendment No. 4

to

2001 Stock Option, Deferred Stock and Restricted Stock Plan

1.                                       Section 3(a) of the Plan is amended in its entirety as follows:

(a)                                  Aggregate Shares of Stock Available.  Subject to the provisions of Section 3(c) of the Plan, the total maximum aggregate number of shares of Stock reserved and available for issuance under the Plan shall be 1,000,000 shares; however, on January 1 of each year, beginning on January 1, 2002, such maximum aggregate number of shares of Stock shall be increased by an amount equal to the lesser of (a) 3.5% of the total number of shares of Stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board; provided, further, that of such amount the maximum aggregate number of Incentive Stock Options shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of Stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of Stock outstanding on the Effective Date of the Plan.  Notwithstanding anything to the contrary contained herein, no Award granted hereunder shall become null and void or otherwise be adversely affected solely because of a change in the number of shares of Stock that are issued and outstanding from time to time, provided that changes to the issued and outstanding shares of Stock may result in adjustments to outstanding Awards in accordance with the provisions of this Section 3.  To the extent applicable, the total number of shares of Stock authorized to be issued under the Plan shall be subject to Section 260.140.45 of Title 10 of the California Code of Regulations.

2.                                       The Plan is amended by adding the following as a new Section 17:

Section 17.   Financial Statements.

To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to all persons to whom an Award is granted pursuant to the Plan or to all persons who otherwise hold an outstanding Option or other Award under the Plan at least annually.  This Section 18 shall not apply to key persons whose duties in connection with the Company and its Affiliates assure them access to equivalent information.

****

To record the adoption of this Amendment No. 4 to the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, Impac Mortgage Holdings, Inc. has caused this amendment to be executed this 28th day of April, 2009.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison
Title:	Executive Vice President